CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated February 13, 2007 on the financial statements of The Wall Street Fund, Inc., dated as of December 31, 2006 and for the periods indicated therein and to all references to our firm included in or made a part of this Post-Effective Amendment No. 64 under the Securities Act of 1933 and Amendment No. 65 under the Investment Company Act of 1940 to The Wall Street Fund, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
April 23, 2007